UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2008

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On April 11, 2008, the Board of Directors (the “Board”) of Orthovita, Inc. (the “Company”), upon the recommendation and approval of the Compensation Committee (the “Committee”) of the Board, adopted changes to the Company’s Annual Target Performance Bonus program for the current year. The program is designed to provide compensation incentives for officers and employees based on (1) the Company’s achievement of annual corporate goals established by the Board upon the recommendation of the Committee at the beginning of each year and (2) individual performance during the year. Payouts under this program are made in cash.

Changes to Annual Target Performance Bonus Program for 2008

The Chief Executive Officer, Chief Financial Officer and the other named executive officers of the Company (collectively, the “NEOs”) are eligible to participate in the Annual Target Performance Bonus program. The material changes to the Annual Target Performance Bonus program with respect to the NEOs consist of:

•

assigning a weighting of 70% for the Company’s achievement of corporate goals and a weighting of 30% for the individual’s performance rating when calculating the amount of the bonus payable under the program for NEOs (other than the Senior Vice President of Sales and Marketing; see “Changes to Bonus Program for Senior Vice President of Sales and Marketing for 2008,” below, for additional information);

•

increasing the minimum achievement level for each corporate goal below which no payout is earned for that particular goal from the minimum achievement level for the goal established by the Board for 2007;

•	establishing a maximum payout under the program for each NEO equal to 200% of the NEO’s target bonus;

•

decreasing the leverage of the payout curve at below-target levels for corporate goal achievement and individual performance while slightly increasing the leverage for exceeding target levels for corporate goal achievement and individual performance established by the Board for 2007; and

•

establishing a funding threshold that must be satisfied in order for NEOs to receive any portion of the bonus under the program. For 2008, the funding threshold is a minimum cash balance at December 31, 2008.

The Committee has the ability to modify payouts under the program based on individual performance or other factors. The 2008 target bonus amount for each NEO under the program is as follows:

Name and Title	Target Annual Performance Bonus Amount
Antony Koblish, President and Chief Executive Officer	65% of 2008 annual base salary

Albert J. Pavucek, Jr., Chief Financial Officer	40% of 2008 annual base salary

Christopher H. Smith, Senior Vice President of Sales and Marketing	$62,000

Douglas Low, Senior Vice President of European Operations	35% of annual base salary

Maarten Persenaire, M.D., Chief Medical Officer	40% of annual base salary

Changes to Bonus Program for Senior Vice President of Sales and Marketing for 2008

In addition, on April 11, 2008, the Board, upon the recommendation and approval of the Committee, adopted changes to the bonus program for the Company’s Senior Vice President of Sales and Marketing for the current year. Under this program, the Senior Vice President of Sales and Marketing is eligible to receive five cash bonus awards, four of which are made quarterly and one of which is made under the Annual Target Performance Bonus program described above. The material changes to this program consist of:

•

structuring the overall target bonus for the Senior Vice President of Sales and Marketing so that 70% of the bonus is based on the Company’s achievement of corporate goals under the Annual Target Performance Bonus Plan and 30% of the bonus is based on the individual performance rating for the Senior Vice President of Sales and Marketing by:

•	reducing the target amount of each of the quarterly awards from $33,000 for quarters during 2007 to $17,500 for quarters during 2008; and

•

increasing the target bonus amount under the Annual Target Performance Bonus program from $33,000 for 2007 to $62,000 for 2008, of which $22,400 is based on the Company’s achievement of corporate goals under the Annual Target Performance Bonus Plan and $39,600 is based on the individual performance rating for the Senior Vice President of Sales and Marketing; and

•

basing the target quarterly awards on the Company’s achievement of quarterly total sales revenue goals (60% weighting) and the Company’s achievement of quarterly corporate budgetary goals (40% weighting).

Item 8.01 Other Events

On April 11, 2008, the Company obtained certain non-exclusive rights in the United States (other than Nevada) and in certain limited territories outside of the United States to distribute an absorbable hemostat product developed by Medafor, Inc., a Minneapolis-based medical device company, pursuant to a distribution agreement between the Company and Medafor. The Company has no minimum purchase or sale requirements under the agreement, other than the obligation to purchase at least $1 million of product from Medafor during each of the first two years of the agreement.

The press release issued by the Company on April 14, 2008 announcing the distribution agreement is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated April 14, 2008, issued by Orthovita, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.
By:	/s/ Albert J. Pavucek, Jr.
Chief Financial Officer

Dated: April 17, 2008